EXHIBIT 99.1

CB Financial Services, Inc. Announces Fourth Quarter and Year-End 2016 Results

CARMICHAELS, Pa., Jan. 31, 2017 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQGM:CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc., a wholly-owned insurance subsidiary of Community Bank, today announced the fourth quarter and year-to-date 2016 financial results.

Fourth Quarter 2016 Financial Highlights

  Net income of $2.0 million for the three months ended December 31, 2016 compared to $1.8 million for the three months ended December 31, 2015, an increase of $265,000, or 15.1%.
  Earnings per share (basic) increased $0.07, or 16.3%, to $0.50 and (diluted) increased $0.06, or 14.0%, to $0.49 for the three months ended December 31, 2016 compared to $0.43 for the three months ended December 31, 2015.
  Net Interest Margin increased 10 basis points to 3.87% for the three months ended December 31, 2016 compared to 3.77% for the three months ended December 31, 2015.
  Net Interest Income increased $314,000, or 4.4%, to $7.5 million for the three months ended December 31, 2016 compared to $7.2 million for the three months ended December 31, 2015.
  Provision for loan losses decreased $590,000, or 57.3%, to $440,000 for the three months ended December 31, 2016 compared to $1.0 million for the three months ended December 31, 2015.

The quarterly results benefited from increased loan yield and investment growth that yielded additional interest income. Net income decreased $840,000, or 10.0%, to $7.6 million for the year ended December 31, 2016 compared to $8.4 million for the year ended December 31, 2015. Earnings per share (basic and diluted) decreased $0.21, or 10.1%, to $1.86 for the year ended December 31, 2016 compared to $2.07 for the year ended December 31, 2015. Annual results were mainly impacted by a decrease of $1.2 million in pre-tax income. This was primarily related to an increase in noninterest expense and a decrease in noninterest income.

“We are pleased to report on our fourth quarter and YTD financial performance.  The fourth quarter was strong and completed 2016 on a high note,” said Barron P. McCune, Jr., Vice Chairman, President and Chief Executive Officer. “CB Financial Services recorded net income of $2.0 million in the fourth quarter, which represents an ROA of 0.95% and a ROE of 8.92%. For all of 2016, CBFV recorded net income of $7.6 million. This represents a ROA of 0.91% and a ROE of 8.48%. These results are below that of 2015, but given the state of the local economy and other industry headwinds, we are pleased with the performance of the Bank. After a weaker third quarter, the fourth quarter is indicative of an improving local economy and optimism for the future. Total loans outstanding grew during the fourth quarter by $2.5 million. We were also able to grow deposits by $19.9 million during the fourth quarter, which bodes well for the future. Our credit quality continues to be strong as nonperforming loans and nonperforming assets declined significantly and quarterly net charge-offs declined 76.9%.  We also were able during 2016 to grow our loan loss reserve by $1.3 million. Along with the credit mark from the FedFirst transaction, our loan loss reserve/credit mark was at 1.38% of total loans at year end. The fourth quarter also saw the price of CBFV stock increase from $23.40 to $25.85. After the challenges of 2016, we start 2017 with new optimism and determination.”

STATEMENT OF INCOME REVIEW

Fourth Quarter Results

Net Interest Income.  Net interest income increased $314,000, or 4.4%, to $7.5 million for the three months ended December 31, 2016 compared to $7.2 million for the three months ended December 31, 2015.

Interest and dividend income increased $405,000, or 5.2%, to $8.3 million for the three months ended December 31, 2016 compared to $7.9 million for the three months ended December 31, 2015. Interest income on loans increased $357,000 despite a decrease in average loans outstanding of $215,000 for the three months ended December 31, 2016 compared to the three months ended December 31, 2015. The decrease in average loans was due to loan payoffs within the installment, commercial and mortgage loan portfolios, partially offset by increases in indirect auto loans, lines of credit and student loans mainly due to loan originations. Even with the decrease in average loans, there was an increase of 22 basis points in yield on the loan portfolio. Contributing to the yield increase this quarter was the accretion on the acquired loan portfolio credit mark. This increase was due to an acquired commercial loan relationship payoff that accelerated approximately $542,000 of credit mark accretion into interest income. The impact of the accretion for the three months ended December 31, 2016 was 34 basis points compared to 14 basis points for the three months ended December 31, 2015. The remaining credit mark balance for acquired loans was $1.6 million as of December 31, 2016. The historically low and extremely competitive interest rate market received an interest rate hike as the Federal Reserve Bank increased the discount rate 25 basis points in December. Interest income on taxable securities increased $65,000 due to an increase of 10 basis points in yield from new purchases and from higher yields on the existing securities in the portfolio. In addition, there was an increase of $10.8 million in the average balance for taxable securities that contributed to the increase in interest income. Interest income on securities exempt from federal tax decreased $40,000 due to deploying proceeds from security calls and maturities into satisfying liquidity needs in the current period. There was a decrease of $4.6 million in the average balance on securities exempt from federal tax and a decrease of 18 basis points in yield as a result of security calls and maturities that had higher yields.

Interest expense increased $91,000, or 13.7%, to $757,000 for the three months ended December 31, 2016 compared to $666,000 for the three months ended December 31, 2015. Interest expense on other borrowed funds increased $59,000 primarily due to an increase in long-term borrowings resulting from the Bank laddering $13.0 million of FHLB borrowings in late 2015 to mitigate the Company’s interest rate risk in the event of rising interest rates. Interest expense on deposits increased $32,000 due to an increase in average interest-bearing deposits of $3.6 million primarily due to increases in money market and interest-bearing demand deposit accounts. Due to the increases in the average deposit balances, the average cost of interest-bearing deposits increased 3 basis points collectively. This was related to interest-bearing demand deposit growth and the Bank’s promotional deposit program, the Chairman’s Challenge, which mainly increased new growth and retained maturing certificates of deposit by 4 basis points due to the promotional rate of 1.25% for a 25-month certificate of deposit.

Provision for Loan Losses.  The provision for loan losses was $440,000 for the three months ended December 31, 2016 compared to $1.0 million for the three months ended December 31, 2015. Net charge-offs for the three months ended December 31, 2016 were $103,000, which included $203,000 of net charge-offs on automobile loans, compared to $428,000 of net charge-offs for the three months ended December 31, 2015. The decrease in net charge-offs during the quarter were due to recoveries of $95,000 on a commercial real estate relationship and $38,000 on automobile loans. The provision for loan losses was impacted in the current quarter by the recording of provision for the acquired loan portfolio. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses. It was determined that a decrease in the current quarter provision was needed for the three months ended December 31, 2016 compared to the three months ended December 31, 2015. This was due to a decrease of $4.3 million in criticized loans for the above mentioned time period. In addition, average loans decreased during the current quarter compared to the prior quarter which was a contributing factor in reducing provision.

Noninterest Income.  Noninterest income decreased $233,000, or 11.3% to $1.8 million for the three months ended December 31, 2016 compared to $2.1 million for the three months ended December 31, 2015. Service fees on deposit accounts decreased $149,000 primarily due to a decrease in check card fees from deposit accounts compared to the prior period. Insurance commissions from Exchange Underwriters decreased $90,000 due to reduced contingency fees and a decline in personal lines commission and fee income received in the current period. Contingency fees are commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses and stop loss charges. Other miscellaneous income decreased $40,000 primarily due to a rise in amortization expense on mortgage servicing rights related to loans sold to the FHLB as part of the Mortgage Partnership Finance® (“MPF®”) program. The MPF® program enables member financial institutions to offer competitive interest rates for fixed-rate mortgage loans without assuming any of the interest rate risk associated with a long-term asset. Other commissions decreased $28,000 due to the prior period recognition of a securities class action lawsuit settlement proceeds from the merger with FedFirst Financial Corporation (the “merger”). There was a decrease in the net gains on the sales of residential mortgage loans of $10,000. The decrease in gains was primarily due to a decrease in the number of loans originated and subsequently sold to the FHLB as part of the MPF® program due to recent increases in the 10 year treasury rate. In addition, net gains on the sales of investments increased $88,000 due to the sale of equity securities. These sales were transacted to recognize capital gains that will be offset by a capital loss carry forward deferred tax asset that was acquired in the merger.

Noninterest Expense.  Noninterest expense increased $224,000, or 3.9%, to $6.0 million for the three months ended December 31, 2016 compared to $5.8 million for the three months ended December 31, 2015. Salaries and employee benefits increased $152,000 primarily due to retirement benefit expenses, additional employees, normal salary increases and employee stock options and restricted stock awards expense. This increase was partially offset by a decrease in group health insurance expense. Other real estate owned expense increased $124,000 primarily due to losses incurred from the sales of other real estate owned properties in the current period. Occupancy increased $87,000 primarily due to accelerated depreciation taken on leasehold improvements in the Bank’s current operation center that will not transfer over to the new Ralph J. Sommers Jr. Operations Center (“Operations Center”) currently under construction for the Bank. Other increases in occupancy were related to real estate taxes, property insurance and utilities. These increases were partially offset by a decrease in occupancy for repairs and maintenance. Other noninterest expense decreased $66,000 primarily due to reduced overdraft and debit card fraud losses in the current period. In addition, there were decreases in travel, meals and entertainment and subscription expenses. These were partially offset by increases in non-employee stock options, restricted stock awards, and telephone expense.  Federal Deposit Insurance Corporation (“FDIC”) assessment expense decreased $55,000 due to a factor reduction by the FDIC in the computation of the insurance assessment. Legal and professional fees decreased $26,000 mainly due to reduced consultation and audit fees and reimbursement of legal fees associated with a loan payoff of a problem loan relationship.

Income Tax Expense.  Income taxes increased $182,000 to $857,000 for the three months ended December 31, 2016 compared to $675,000 for the three months ended December 31, 2015. The effective tax rate for the three months ended December 31, 2016 was 29.8% compared to 27.8% for the three months ended December 31, 2015. The increase in income taxes was due to an increase of $447,000 in pre-tax income. The increase in the effective tax rate was related to the increase in taxable securities income due to new purchases and a decrease in tax exempt income from calls and maturities in the current period.

Annual Results

Net Interest Income.  Net interest income decreased $54,000, or 0.2%, to $29.1 million for the year ended December 31, 2016 compared to $29.2 million for the year ended December 31, 2015.

Interest and dividend income increased $101,000, or 0.3%, to $32.0 million for the year ended December 31, 2016 compared to $31.9 million for the year ended December 31, 2015. Interest income on taxable securities increased $279,000 due to an increase of 48 basis points in yield from new purchases and from higher yields on the existing securities in the portfolio. In addition, calls on discounted agency securities resulted in accelerated discount accretion recognition into income in the current period. Interest income on loans increased $14,000 and had an increase in the average loans outstanding of $545,000. The slight increase in average loans was due to loan originations within the indirect auto, commercial, lines of credit and student loan portfolios, partially offset by decreases in mortgage and installment loans mainly due to loan payoffs. The accretion on the acquired loan portfolio credit mark as of the year ended December 31, 2016 was 21 basis points compared to 16 basis points for the year ended December 31, 2015. Other interest and dividend income decreased $103,000 primarily due to a decrease in FHLB stock dividends which included the payment of a special dividend in the first quarter of 2015 of $56,000. As a result of receiving no special dividend in the current year and a decrease in short-term borrowings compared to the prior year, the Bank was required to hold less FHLB stock. Interest income on securities exempt from federal tax decreased $101,000 due to deploying proceeds from security calls and maturities into loan funding, purchasing taxable securities and satisfying liquidity needs in the current year. There was a decrease of $3.6 million in the average balance on securities exempt from federal tax and a decrease of 2 basis points in yield as a result of security calls and maturities that had higher yields.

Interest expense increased $155,000, or 5.7%, to $2.9 million for the year ended December 31, 2016 compared to $2.7 million for the year ended December 31, 2015. Interest expense on other borrowed funds increased $224,000 due to an increase in long-term borrowings. This was primarily due to the Bank laddering $15.0 million in short-term borrowings in the first quarter of 2015 and $13.0 million in short-term borrowings in late 2015 into a series of long-term FHLB borrowings to mitigate the Company’s interest rate risk in the event of rising interest rates. Interest expense on deposits decreased $59,000 due to a decrease in average interest-bearing deposits of $8.2 million which we attribute primarily to time deposit accounts rate shopping in the current low interest rate market. The average cost of interest-bearing deposits remained constant year over year at 44 basis points. In addition, short-term borrowings decreased $10,000 in the current period due to the laddering of FHLB long-term borrowings.

Provision for Loan Losses.  The provision for loan losses increased $35,000 and was $2.0 million for the year ended December 31, 2016, of which $714,000 was attributed to the acquired loan portfolio compared to $2.0 million provision for loan losses for the year ended December 31, 2015. Net charge-offs for the year ended December 31, 2016 were $727,000, which included $578,000 of net charge-offs on automobile loans, compared to net charge-offs of $710,000 for the year ended December 31, 2015. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses and determined the additional current provision was necessary for the year ended December 31, 2016 compared to the year ended December 31, 2015. There was loan growth of $9.4 million in indirect auto loans and approximately a $400,000 increase in auto loan net charge-offs as compared to the prior year. In addition, there was an increase of $1.9 million in criticized loans at year-end as compared to the prior year. As the acquired loan portfolio has loan payoffs, paydowns and accretion of the credit mark; the need for additional provision is required based on our loan loss analysis.

Noninterest Income.  Noninterest income decreased $233,000, or 3.1%, to $7.4 million for the year ended December 31, 2016 compared to $7.6 million at December 31, 2015. There was a $439,000 decrease in insurance commissions from Exchange Underwriters due to reduced contingency fees and a decline in commercial commission and fee income received in the current year. Service fees on deposit accounts decreased $172,000 primarily due to a decrease in check card fees from deposit accounts acquired in the merger recognized in the prior period. Other commissions decreased $66,000 primarily due to the prior year recognition of a securities class action lawsuit settlement proceeds and a state mutual thrift tax refund both from the merger. Other miscellaneous income decreased $29,000 primarily due to increases in amortization on mortgage servicing rights related to loans sold to the FHLB and third party student loan servicing fees due to an increase in student loan originations in the current year. This was partially offset by an increase in the servicing income received from mortgage loans sold to the FHLB as part of the MPF® program. There was an increase in the net gains on sales of residential mortgage loans of $301,000. The increase in gains was primarily due to an increase in the number of loans originated and subsequently sold to the FHLB as part of the MPF® programs. In addition, net gains on the sales of investments increased $168,000 due to the sale of equity securities. These sales were transacted to recognize capital gains that will be offset by a capital loss carry forward deferred tax asset that was acquired in the merger.

Noninterest Expense.  Noninterest expense increased $849,000, or 3.7%, to $23.8 million for the year ended December 31, 2016 compared to $22.9 million for the year ended December 31, 2015. Salaries and employee benefits increased $631,000, primarily due to additional employees, normal salary increases and employee stock options and restricted stock awards expense. This was partially offset by decreases in incentive compensation and group health insurance expense. Other noninterest expense increased $239,000 primarily due to an increase in various miscellaneous expenses, such as non-employee stock options and restricted stock awards, telephone, supplies, other losses attributable to debit card fraud losses and PA state bank assessment. This was partially offset by decreases in teller shortages, overdraft charge-offs and PA state sales tax. Occupancy and equipment increased $217,000 and $94,000, respectively, primarily due to accelerated depreciation taken on leasehold improvements in the Bank’s current operation center that will not transfer over to the new Operations Center currently under construction for the Bank. Other increases for occupancy were related to real estate taxes, bank building rental and utilities mainly from the other real estate owned property reclassified into fixed assets in process during the first quarter. This property will undergo an extensive renovation and will subsequently be placed into Bank operations within our Southwestern Pennsylvania market. Equipment expense increases were mainly due to maintenance contracts from our core processing vendor and final copier/printer invoices from a discontinued contract. In addition, equipment depreciation increased due to fixed asset acquisitions placed into service, primarily for the Uniontown Business Center that was opened during the second quarter. PA shares tax, which is calculated based on the Bank’s stockholders’ equity, increased $41,000 due to the net income impact on stockholders’ equity. Other real estate owned income was $393,000 in the current period compared to $196,000 in the prior period resulting in a decrease of $197,000 in expense. This change is primarily due to the $566,000 pre-tax gain recognized due to the foreclosure procedures on two commercial real estate loans that moved into other real estate owned properties in the first quarter of 2016. Advertising decreased $111,000 related to the termination of a cooperative marketing agreement at Exchange Underwriters, partially offset by advertising initiatives to promote the Bank. FDIC assessment decreased $75,000 due to a factor reduction by the FDIC in the computation of the insurance assessment.

Income Tax Expense.  Income taxes decreased $331,000 to $3.1 million for the year ended December 31, 2016 compared to $3.4 million for the year ended December 31, 2015. The effective tax rate for the year ended December 31, 2016 was 29.1% compared to 29.0% for the year ended December 31, 2015. The decrease in income taxes was due to a decrease of $1.2 million in pre-tax income. The increase in the effective tax rate was related to the decrease in tax exempt income in the current period.

STATEMENT OF FINANCIAL CONDITION REVIEW

Assets.  Total assets increased $15.4 million, or 1.9%, to $846.1 million at December 31, 2016 compared to $830.7 million at December 31, 2015.

Investment securities classified as available-for-sale increased $10.3 million, or 10.8%, to $106.2 million at December 31, 2016 compared to $95.9 million at December 31, 2015. This increase was primarily the result of new security purchases to replace calls and maturities of U.S. government agencies and obligations of states and political subdivisions. These security activities were mainly funded by calls, maturities and loan portfolio payoffs.

Loans, net, decreased $2.8 million, or 0.4%, to $674.1 million at December 31, 2016 compared to $676.9 million at December 31, 2015. This was primarily due to net paydowns of $10.6 million on construction loans, $2.0 million on commercial real estate loans and $1.6 million on residential mortgage loans, partially offset by increases of $10.0 million in consumer loans (mainly indirect auto loans) and $3.7 million in commercial and industrial loans. The net loan payoffs were utilized to fund loan originations and security purchases during the current period.

Premises and equipment, net, increased $3.9 million, or 37.5%, to $14.1 million at December 31, 2016 compared to $10.3 million at December 31, 2015. This was mainly due to an other real estate owned property being reclassified into fixed assets in process during the first quarter. This property will undergo an extensive renovation and will be placed into Bank operations. In addition, there is an increase due to the new Operations Center currently under construction for the Bank.

Liabilities.  Total liabilities increased $12.8 million, or 1.72%, to $756.6 million at December 31, 2016 compared to $743.8 million at December 31, 2015.

Total deposits increased $18.9 million, or 2.8%, to $698.2 million at December 31, 2016 compared to $679.3 million at December 31, 2015. There were increases of $9.4 million in time deposits, $7.4 million in money market accounts,  $6.4 million in NOW accounts, $4.3 million in demand deposits, and $105,000 in savings accounts, partially offset by a decrease of $8.7 million in brokered deposits. Due to the low interest rate environment, the Bank has been selective on offering promotional interest rates and has concentrated its efforts on increasing noninterest-bearing accounts by building strong customer relationships. To stimulate deposit growth and keep maturing certificates from leaving the Bank, the Chairman’s Challenge promotional deposit program was started in the current period. In addition, school district and municipal deposits increased $24.6 million due to building stronger customer relationships with these depositors and new accounts.

Short-term borrowings decreased $5.4 million, or 16.7%, to $27.0 million at December 31, 2016 compared to $32.4 million at December 31, 2015. At December 31, 2016, short-term borrowings were comprised of $27.0 million of securities sold under agreements to repurchase compared to $23.1 million at December 31, 2015. The increase is related to business deposit customers whose funds, above designated target balances, are transferred into an overnight interest-earning investment account by purchasing securities from the Bank’s investment portfolio under an agreement to repurchase. In addition, other short-term borrowings decreased by $9.4 million, to none remaining at December 31, 2016 compared to $9.4 million at December 31, 2015. In the prior year, a portion of FHLB short-term borrowings were replaced with $28.0 million in long-term borrowings with laddered maturities designed to mitigate the Company’s interest rate risk in the event of rising interest rates. Funds generated from security maturities and calls and loans sales in the current period were utilized for loan funding and liquidity needs. As a result of prior year activity, the weighted average interest rate on long-term borrowings remained constant at 1.80%.

Stockholders’ Equity.  Stockholders’ equity increased $2.6 million, or 3.0%, to $89.5 million at December 31, 2016 compared to $86.9 million at December 31, 2015. During the period, net income was $7.6 million and the Company paid $3.6 million in dividends to stockholders.

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 16 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Financial highlights of the Company are attached.

For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

SELECTED FINANCIAL INFORMATION

	(Unaudited)
(Dollars in thousands, except share and per share data)	December 31,	December 31,
Selected Financial Condition Data:	2016	2015
Total Assets	$846,075	$830,677
Cash and Cash Equivalents	14,282	11,340
Securities Available-for-Sale	106,208	95,863

Loans
Real Estate:
Residential	271,588	273,227
Commercial	201,010	203,020
Construction	10,646	21,213
Commercial and Industrial	80,812	77,147
Consumer	114,204	104,155
Other	3,637	4,592
Total Loans	681,897	683,354
Allowance for Loan Losses	7,803	6,490
Loans, Net	674,094	676,864

Premises and Equipment, Net	14,132	10,277
Goodwill and Core Deposit Intangible	8,772	9,306
Deposits	698,218	679,299
Borrowings	55,027	60,448
Stockholders' Equity	89,469	86,896

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
Selected Operations Data:	2016	2015	2016	2015
Interest and Dividend Income	$8,262	$7,857	$32,018	$31,917
Interest Expense	757	666	2,870	2,715
Net Interest Income	7,505	7,191	29,148	29,202
Provision for Loan Losses	440	1,030	2,040	2,005
Net Interest Income After Provision for Loan Losses	7,065	6,161	27,108	27,197
Noninterest Income:
Service Fees on Deposit Accounts	603	752	2,414	2,586
Insurance Commissions	806	896	3,097	3,536
Other Commissions	107	135	448	514
Net Gains on Sales of Loans	100	110	659	358
Net Gains on Sales of Investments	88	-	168	-
Income from Bank-Owned Life Insurance	116	120	478	474
Other	5	45	98	127
Total noninterest income	1,825	2,058	7,362	7,595

Noninterest Expense:
Salaries and Employee Benefits	3,179	3,027	13,124	12,493
Occupancy	538	451	1,994	1,777
Equipment	422	430	1,739	1,645
FDIC Assessment	35	90	388	463
PA Shares Tax	177	166	720	679
Contracted Services	175	199	619	639
Legal and Professional Fees	110	136	505	495
Advertising	176	151	719	830
Bankcard Processing Expense	117	113	476	456
Other Real Estate Owned Expense (Income)	138	14	(393)	(196)
Amortization of Core Deposit Intangible	134	134	535	535
Other	810	876	3,352	3,113
Total noninterest expense	6,011	5,787	23,778	22,929
Income Before Income Taxes	2,879	2,432	10,692	11,863
Income Taxes	857	675	3,112	3,443
Net Income	$2,022	$1,757	$7,580	$8,420

Dividends Per Share	$0.22	$0.22	$0.88	$0.85
Earnings Per Share - Basic	0.50	0.43	1.86	2.07
Earnings Per Share - Diluted	0.49	0.43	1.86	2.07

Weighted Average Shares Outstanding - Basic	4,081,931	4,073,020	4,081,247	4,071,855
Weighted Average Shares Outstanding - Diluted	4,090,535	4,073,020	4,086,190	4,071,855

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
Selected Financial Ratios(1):	2016	2015	2016	2015
Return on Average Assets	0.95%	0.84%	0.91%	1.01%
Return on Average Equity	8.92	8.00	8.48	9.89
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	134.38	134.94	135.12	134.26
Average Equity to Average Assets	10.71	10.54	10.71	10.17
Net Interest Rate Spread	3.73	3.65	3.68	3.69
Net Interest Margin	3.87	3.77	3.82	3.82
Net Charge-Offs to Average Loans	0.06	0.26	0.11	0.11
Efficiency Ratio	64.43	62.57	65.13	62.31

	(Unaudited)
	December 31,	December 31,
	2016	2015
Allowance For Loan Losses to Total Loans (2)	1.14%	0.95%
Allowance For Loan Losses to Nonperforming Loans (2)	92.60	60.69
Nonperforming Loans to Total Loans	1.24	1.56
Nonperforming Assets to Total Assets	1.02	1.32
Common Equity Tier 1 Capital (to Risk Weighted Assets) (3)	13.37	12.83
Tier 1 Capital (to Risk Weighted Assets) (3)	13.37	12.83
Total Capital (to Risk Weighted Assets) (3)	14.62	13.89
Tier 1 Leverage (to Adjusted Total Assets) (3)	9.80	9.60
Common Equity Tier 1 Capital (to Risk Weighted Assets) (4)	13.72	13.11
Tier 1 Capital (to Risk Weighted Assets) (4)	13.72	13.11
Total Capital (to Risk Weighted Assets) (4)	14.99	14.17
Tier 1 Leverage (to Adjusted Total Assets) (4)	10.07	9.78
Book Value Per Share	$21.89	$21.29
Outstanding Shares	4,086,625	4,081,017

(1) Interim period ratios are calculated on an annualized basis.
(2) Loans acquired in connection with the merger with FedFirst Financial Corporation were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(3) Capital ratios are for Community Bank only.
(4) Capital ratios are for CB Financial Services, Inc.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. Average balances are derived from daily balances over the periods indicated. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Tax-equivalent yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal tax rate of 34%. As such, amounts will not agree to income as reported in the consolidated financial statements. Average balances for loans are net of the allowance for loan losses, but include nonaccrual loans. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented and are expressed in annualized rates.

	(Dollars in thousands) (Unaudited)
	Three Months Ended December 31,
	2016			2015
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$668,951	$7,688	4.57%	$669,166	$7,333	4.35%
Investment Securities
Taxable	68,074	320	1.88	57,251	255	1.78
Exempt From Federal Tax	36,345	337	3.71	40,927	398	3.89
Other Interest-Earning Assets	12,275	52	1.69	5,685	29	2.02
Total Interest-Earning Assets	785,645	8,397	4.25	773,029	8,015	4.11
Noninterest-Earning Assets	56,724			53,893
Total Assets	$842,369			$826,922

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$112,339	58	0.21%	$111,705	45	0.16%
Savings	121,612	56	0.18	121,634	56	0.18
Money Market	146,098	94	0.26	142,129	87	0.24
Time Deposits	147,363	398	1.07	148,361	386	1.03
Total Interest-Bearing Deposits	527,412	606	0.46	523,829	574	0.43

Borrowings	57,244	151	1.05	49,022	92	0.74
Total Interest-Bearing Liabilities	584,656	757	0.52	572,851	666	0.46

Noninterest-Bearing Demand Deposits	163,717			162,089
Other Liabilities	3,789			4,819
Total Liabilities	752,162			739,759

Stockholders' Equity	90,207			87,163
Total Liabilities and
Stockholders' Equity	$842,369			$826,922

Net Interest Income		$7,640			$7,349

Net Interest Rate Spread (1)			3.73%			3.65%
Net Interest-Earning Assets (2)	$200,989			$200,178
Net Interest Margin (3)			3.87			3.77
Return on Average Assets			0.95			0.84
Return on Average Equity			8.92			8.00
Average Equity to Average Assets			10.71			10.54
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			134.38			134.94

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.

	(Dollars in thousands) (Unaudited)
	Year Ended December 31,
	2016			2015
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Assets:
Interest-Earning Assets:
Loans, Net	$672,321	$29,685	4.42%	$671,776	$29,668	4.42%
Investment Securities
Taxable	57,224	1,238	2.16	57,082	959	1.68
Exempt From Federal Tax	38,259	1,509	3.94	41,892	1,661	3.96
Other Interest-Earning Assets	11,720	190	1.62	11,318	281	2.48
Total Interest-Earning Assets	779,524	32,622	4.18	782,068	32,569	4.16
Noninterest-Earning Assets	54,540			55,300
Total Assets	$834,064			$837,368

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$114,301	204	0.18%	$104,202	165	0.16%
Savings	122,710	225	0.18	122,652	222	0.18
Money Market	143,644	362	0.25	151,338	355	0.23
Time Deposits	141,040	1,493	1.06	151,730	1,601	1.06
Total Interest-Bearing Deposits	521,695	2,284	0.44	529,922	2,343	0.44

Borrowings	55,214	586	1.06	52,588	372	0.71
Total Interest-Bearing Liabilities	576,909	2,870	0.50	582,510	2,715	0.47

Noninterest-Bearing Demand Deposits	163,790			164,015
Other Liabilities	4,014			5,681
Total Liabilities	744,713			752,206

Stockholders' Equity	89,351			85,162
Total Liabilities and
Stockholders' Equity	$834,064			$837,368

Net Interest Income		$29,752			$29,854

Net Interest Rate Spread (1)			3.68%			3.69%
Net Interest-Earning Assets (2)	$202,615			$199,558
Net Interest Margin (3)			3.82			3.82
Return on Average Assets			0.91			1.01
Return on Average Equity			8.48			9.89
Average Equity to Average Assets			10.71			10.17
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			135.12			134.26

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.

Contact:
Barron P. McCune, Jr.
Vice Chairman, President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903